UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2005, CNL Hotels & Resorts, Inc., (the “Company”), through a partnership in which the Company has a 70 percent interest (the “Partnership”), obtained a $400 million loan from an affiliate of Deutsche Bank. The Partnership owns the Hotel Del Coronado located in San Diego, California (the “Hotel”). The initial funding under the loan in the amount of $340 million took place on February 9, 2005. The second funding under the loan for the remaining $60 million will take place on or before April 15, 2005. The Company currently has one other loan obligation to an affiliate of Deutsche Bank for approximately $353 million and has borrowed from affiliates of Deutsche Bank in the past.

Upon the initial closing, $290 million of the loan proceeds was used to refinance the existing outstanding debt of the Partnership. With a portion of the proceeds, the Partnership will make a distribution to the Company and its partner as a return of capital and make improvements to the property. In addition, the Company and its partner are evaluating the possible use of the remaining proceeds for the development of a parcel of land adjacent to the Hotel property.

The initial funding of the loan bears interest at a rate of one-month LIBOR plus 140 basis points per year and the second funding of the loan bears interest at a rate of one-month LIBOR plus 606.7 basis points per year for a total blended rate of one-month LIBOR plus 210 basis points per year. The loan requires monthly payments of interest only through its initial maturity on February 9, 2008. There are two one-year extensions available to the Partnership subject to, among other conditions, the loan not being in default and extended interest rate caps being provided. The loan is collateralized by the Hotel property and Partnership equity and contains restrictive covenants, as defined in the debt agreement, which require the Partnership to (i) maintain minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants.

In connection with the loan, the Partnership has also entered into various interest rate protection agreements in order to cap the LIBOR interest rate of the loan at four percent. The Partnership has designated these agreements as cash flow hedges.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

    The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: February 15, 2005	By:	/s/ Mark S. Patten

Title: Senior Vice President and Chief Accounting Officer